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                                                                    Exhibit 8.01




                                 March 20, 1997



VIA FEDEX DELIVERY


VERITAS SOFTWARE CORPORATION
1600 Plymouth Street
Mountain View, California  94043

Attention: Board of Directors

            Re:   Closing Tax Opinion for Merger
                  Transactions Involving VERITAS Software
                  Corporation and OpenVision Technologies,
                  Inc.

Ladies and Gentlemen:

            We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed mergers (the "MERGERS") involving VERITAS Software Corporation, a corporation organized and existing under the laws of the State of California ("VERITAS"), VERITAS Software Corporation, a corporation organized and existing under the laws of the State of Delaware ("NEWCO"), two subsidiaries of Newco, each a corporation organized and existing under the laws of the State of Delaware ("VERITAS SUB" and "OPENVISION SUB", respectively) and OpenVision Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware ("OPENVISION").

            The Mergers are structured as: (1) a statutory merger of VERITAS Sub with and into VERITAS, with VERITAS surviving the merger and becoming a wholly-owned subsidiary of Newco; and (2) a statutory merger of OpenVision Sub with and into OpenVision, with OpenVision surviving the merger and becoming a wholly-owned subsidiary of Newco, all pursuant to the applicable corporate laws of the States of Delaware and California and in accordance with the Agreement and Plan of Reorganization by and among VERITAS, Newco and OpenVision, dated as of January 13, 1997, and exhibits thereto (collectively, the "AGREEMENT") and the related Agreement of Merger (collectively, the "MERGER AGREEMENTS"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").
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            We have acted as legal counsel to VERITAS in connection with the
Mergers. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

            1.    The Merger Agreements;

            2. An Officers' Tax Certificate of Newco and Veritas Sub dated March 20, 1997, signed by an authorized officer of each of Newco and Veritas Sub and delivered to us from Newco and Veritas Sub and incorporated herein by reference;

            3. An Officers' Tax Certificate of Newco and OpenVision Sub dated March 20, 1997, signed by an authorized officer of each of Newco and OpenVision Sub and delivered to us from Newco and OpenVision Sub and incorporated herein by reference;

            4. An Officer's Tax Certificate of VERITAS dated March 20, 1997, signed by an authorized officer of VERITAS and delivered to us from VERITAS and incorporated herein by reference; and

            5. An Officer's Tax Certificate of OpenVision dated March 20, 1997, signed by an authorized officer of OpenVision and delivered to us from OpenVision and incorporated herein by reference;

            In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of VERITAS, Newco and OpenVision or the consummation of the Mergers and the transactions contemplated thereby as we have deemed necessary or appropriate.

            In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

            (1) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Mergers) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

            (2) Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

            (3) The Mergers will be consummated pursuant to the Merger Agreements and will be effective under applicable state law;
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            (4) There is no plan or intention on the part of the VERITAS stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition of (a) shares of Newco Common Stock to be issued to VERITAS stockholders in the Mergers, which shares would have an aggregate fair market value, as of the Effective Date of the Mergers, in excess of 50% of the aggregate fair market value, immediately prior to the Mergers, of all outstanding shares of VERITAS stock, or (b) more than 50% of the shares of VERITAS Common Stock to be received in exchange for Newco Common Stock in the Mergers.

            (5) There is no plan or intention on the part of the OpenVision stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition of (a) shares of Newco Common Stock to be issued to OpenVision stockholders in the Mergers, which shares would have an aggregate fair market value, as of the Effective Date of the Mergers, in excess of 50% of the aggregate fair market value, immediately prior to the Mergers, of all outstanding shares of OpenVision stock, or (b) more than 50% of the shares of OpenVision Common Stock to be received in exchange for Newco Common Stock in the Mergers.

            (6) Following the Mergers, VERITAS and OpenVision will each continue its historic business or each use a significant portion of its historic business assets in a business;

            (7) To the extent any expenses relating to the Mergers (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Mergers) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

            (8) No outstanding indebtedness of VERITAS, VERITAS Sub, OpenVision or OpenVision Sub has or will represent equity for tax purposes; no outstanding equity of VERITAS, VERITAS Sub, OpenVision or OpenVision Sub has represented or will represent indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Newco capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

            (9) None of Newco, VERITAS Sub, or OpenVision Sub is, or will be at the time of the Mergers, an investment company as defined in Section 368(a)(2)(F) of the Code; and

            (10) The opinion, dated March 20, 1997, from Wilson Sonsini to OpenVision in satisfaction of Section 7.11 of the Agreement has been delivered and has not been withdrawn.

            Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Mergers are consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Tax
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Certificates are true and correct as of the Effective Time, then for federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code;

            Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S.
federal income tax laws.

            Our opinion concerning certain of the U.S. federal tax consequences of the Mergers is limited to the specific U.S. federal tax consequence presented above. No opinion is expressed as to any transaction other than the Mergers, including any transaction undertaken in connection with the Mergers. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Mergers. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Mergers, of any of the U.S. federal income tax attributes of Newco, OpenVision or VERITAS; (ii) any transaction in which VERITAS or OpenVision Common Stock is acquired or Newco Common Stock is disposed other than pursuant to the Mergers; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of OpenVision Common Stock; (iv) the effects of the Merger and Newco's assumption of outstanding options to acquire VERITAS or OpenVision stock on the holders of such options under any VERITAS employee stock option or stock purchase plan or OpenVision employee stock option or stock purchase plan, respectively; (v) the effects of the Mergers on any VERITAS or OpenVision stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Mergers on any payment which is or may be subject to the provisions of Section 280G of the Code; and (vii) the application of the collapsible corporation provisions of Section 341 of the Code to Newco, VERITAS, VERITAS Sub, OpenVision, or OpenVision Sub as a result of the Mergers.

            No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Mergers. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

            This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 8.11 of the Agreement. We hereby consent to the filing of this opinion as an
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exhibit to the Registration Statement filed on Form S-4 with the Securities and
Exchange Commission and we further consent to all references to us in the Registration Statement. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

                                    Very truly yours,



                                    FENWICK & WEST LLP
                                    A LAW PARTNERSHIP INCLUDING
                                    PROFESSIONAL CORPORATIONS